Exhibit 99.1

Benefitfocus Announces Successful Completion of $140 Million New Senior Secured Credit Facility

Extends Maturity Profile and Reinforces Liquidity Position

CHARLESTON, S.C., Aug. 18, 2022 (GLOBE NEWSWIRE) – Benefitfocus Inc. (NASDAQ: BNFT) (“Benefitfocus” or the “Company”), an industry-leading cloud-based benefits administration technology company that simplifies benefits administration for employers, health plans and brokers, today announced that it has entered into a loan agreement led by JPMorgan providing for a senior secured credit facility in the amount of $140 million (“Senior Secured Credit Facility”) to replace the Company’s existing revolving line of credit. The Senior Secured Credit Facility matures in August 2026 and includes a $15 million revolver (the “Revolver”) and a $125 million delayed draw term loan (the “Term Loan”). At closing, the Term Loan will be unfunded resulting in a leverage neutral transaction. Benefitfocus plans to use the proceeds of any borrowing under the Senior Secured Credit Facility for general corporate purposes and refinancing of existing indebtedness.

“We are pleased to extend our maturity profile with this new credit facility in place,” said Benefitfocus Chief Financial Officer, Alpana Wegner. “Today’s announcement is another vote of confidence by our banking partners in Benefitfocus, further validating our momentum as we continue to execute on our transformation plan and drive shareholder value.”

The material terms of the Senior Secured Credit Facility will be disclosed in a Form 8-K to be filed today. JPMorgan Chase Bank, N.A. acted as administrative agent, issuing bank and swingline lender, and Wells Fargo Securities, LLC and Regions Bank acted as joint lead arrangers.

About Benefitfocus

Benefitfocus (NASDAQ: BNFT) is a cloud-based benefits administration technology company committed to helping our customers, and the people they serve, get the most out of their health care and benefit programs. Through exceptional service and innovative SaaS solutions, we aim to be the safest set of hands for our customers helping to simplify the complexity of benefits administration while delivering an experience that engages people and unlocks the potential for better health and improved outcomes. Our mission is simple: to improve lives with benefits.

Safe Harbor Statement

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our need to increase sales and achieve consistent GAAP profitability; fluctuations in our financial results; our ability to maintain our culture and recruit, integrate and retain qualified personnel, including on our board of directors; our ability to compete effectively and implement our growth strategy; our reliance on channel relationships; market developments and opportunities; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; the immature and volatile nature of the market for our products and services; privacy; security and other risks associated with our business; management of growth; volatility and uncertainty in the global economy and financial markets in light of the evolving COVID-19 pandemic and war in Ukraine; and the other risk factors set forth from time to time in our SEC filings, copies of which are available free of charge within the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec-filings or upon request from our Investor Relations Department. Benefitfocus assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Media Contact:

843-981-8898

pr@benefitfocus.com

Investor Relations:

Doug Kuckelman

843-790-7460

ir@benefitfocus.com

Source: Benefitfocus, Inc.